JUDGE SAYS COASTAL PETE
                           ENTITLED TO DRILLING PERMIT


         APALACHICOLA, FL, April 8, 1998 - Coastal Petroleum Company said a Florida administrative law judge today recommended that the Company is entitled to an offshore drilling permit for its St. George's Island prospect in the Panhandle region.

         Coastal, which has an 800,000-acre offshore leasehold along the Gulf Coast, has been seeking a permit to drill the highly regarded prospect since 1992.

         The Company said Judge Mary Clark also recommended that a surety of $225 million would be adequate, as opposed to the $4.25 billion demanded by the State.

         Phillip W. Ware, Coastal's president, said Florida's Department of Environmental Protection and its Administration Commission (the Governor and the Cabinet) now have 45 days to act on Judge Clark's recommendations. He also noted that her findings of fact must be accepted unless the state agencies can show, from the record, that there was no evidence to support those findings.

         Ware further noted that Coastal is pleased with the decision.

         Coastal Petroleum Company is a majority-held subsidiary of Coastal Caribbean Oils & Minerals, Ltd. (Boston: CCO-B; CCO-BN).


                   Contact: Phillip W. Ware, at (850) 653-2732